Exhibit (m)(14)(i)

FIRST AMENDMENT TO

SHAREHOLDER SERVICES AGREEMENT

This First Amendment to the Shareholder Services Agreement (“Amendment”) is entered into as of April 1, 2015 by and among GMO Series Trust (“Company”) and MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC (f/k/a MSCS Financial Services, LLC) (the “Service Provider”).

WHEREAS, the parties entered into a Shareholder Services Agreement, dated March 19, 2014 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to revise and incorporate certain provisions contained within the Agreement as more particularly provided below.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Amendments. The Agreement is amended as more particularly provided below.

a. Schedule C. The existing Schedule C to the Agreement shall be deleted in its entirety and replaced with the enclosed Schedule C

2. Recitals Incorporated; Definitions

The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Continuing Provisions of the Agreement

Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement, including all other Schedules and Exhibits, shall remain unchanged and continue in full force and effect.

4. Counterparts Signatures

This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first above written.

GMO Series Trust (on behalf of the portfolios separately and not jointly)*	MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC (f/k/a MSCS Financial Services, LLC)

By: /s/ Megan Bunting Name: Megan Bunting Title: Vice President and Assistant Clerk Date: April 1, 2015	By: /s/ Christine Dawson Name: Christine Dawson Title: Senior Vice President Date: March 31, 2015

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding only upon the assets and property of that series.

SCHEDULE C

LIST OF CLIENTS WITH APPLICABLE GMO FUND

CLIENT	GMO FUND

Texas Prepaid	GMO Global Asset Allocation Fund

UA Locals No. 375 & 367 Supplemental Pension Plan	GMO Benchmark-Free Allocation Series Fund R6